Exhibit 96.1

2022 INITIAL ASSESSMENT ON THE WORKMAN CREEK PROJECT

US SEC Subpart 1300 Regulation S-K Report

Gila County, Arizona, USA

URANIUM ENERGY CORP.

AUTHORED BY:

Douglas L. Beahm, P.E., P.G., Principal Engineer BRS Inc.

Carl Warren, P.E., P.G., Project Engineer BRS Inc.

Clyde Yancey, P.G., Consulting Geologist for UEC.

Effective Date: February 14, 2023

Filing Date: February 14, 2023

TABLE OF Contents		PAGE #

1.0	EXECUTIVE SUMMARY	2
1.1	Interpretations and Conclusions	2
1.2	Recommendations	3
1.3	Risks	4
2	INTRODUCTION	6
2.1	Registrant	6
2.2	Terms of Reference	6
2.3	Information Sources and References	7
2.4	Inspection on the Project by Each Qualified Person	7
2.4.1	QP Qualifications	7
2.5	Previous Technical Report Summaries	8
3	PROPERTY DESCRIPTION	9
3.1	Property Description and Location	9
3.2	Mineral Rights	9
3.3	Surface Rights	10
3.4	Mineral Exploration Permit Requirements	11
3.5	Environmental Liabilities	12
4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	13
4.1	Physiography	13
4.2	Accessibility and Local Resources	13
4.3	Climate	13
4.4	Infrastructure and Local Resources	13
5	HISTORY	15
5.1	Historic Workings (1950 – 1960)	15
5.2	Wyoming Mineral Corporation (1975 – 1980)	16
5.3	Rodinia Minerals Corp (2003 – 2009)	17
5.4	UEC (2011 – present)	17
6	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	18
6.1	Regional Geology	18
6.2	Structure	18
6.3	Stratigraphy	18
6.4	Mineralization	21
6.5	Local Geology and Drilling	21
7	EXPLORATION	24
7.1	Exploration	24
7.1.1	Previous Exploration	24
7.1.2	Qualified Persons’ Interpretation of the Exploration Information	24
7.2	Drilling On Project	24
7.2.1	Overview	24
7.2.2	Drillholes Excluded from Mineral Resource Estimation	25
7.2.3	Drill Data Used in the Current Mineral Resource Estimation	25
7.2.4	Qualified Persons’ Interpretation of the Exploration Information	25
7.2.5	Drillhole Logging Procedure	25
7.2.6	Gamma Probe Calibration	25
7.2.7	Collar Surveys	25
7.2.8	Downhole Surveys	25

CONTENTS (Continued)

7.2.9	Radiometric Database	25
7.2.10	QP Statements Concerning Radiometric Drill Data	26
7.3	Core Data	26
7.4	Hydrogeology	26
7.5	Geotechnical Testing	26
8	SAMPLE PREPARATION, ANALYSES, AND SECURITY	27
9	DATA VERIFICATION	28
9.1	Drill Data	28
9.2	Drillhole Locations	28
9.3	Qualified Persons’ Opinion on Data Adequacy	28
10	MINERAL PROCESSING AND METALLURGICAL TESTING	31
10.1	Leach Testing	31
11	MINERAL RESOURCE ESTIMATES	33
11.1	Introduction	33
11.2	Modeling Data Preparation and Interpretation	33
11.3	Geological Model	34
11.4	GT Contour Modeling: Key Assumptions and Basis of Estimation	34
11.5	Radiometric Equilibrium	36
11.5.1	General	36
11.5.2	DEF Determination	37
11.6	Commodity Price	37
11.7	Reasonable Prospects of Economic Extraction and Cutoff Determination	38
11.8	Confidence Classification of Mineral Resource Estimate	39
11.9	Mineral Resource Statement	39
11.1	Risk Factors That May Affect the Mineral Resource Estimate	40
11.11	QP Opinion on the Mineral Resource Estimate	40
12	MINERAL RESERVE ESTIMATES	43
13	MINING METHODS	44
14	RECOVERY METHODS	45
15	INFRASTRUCTURE	46
16	MARKET STUDIES AND CONTRACTS	47
17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	48
18	CAPITAL AND OPERATING COSTS	49
19	ECONOMIC ANALYSIS	50
20	ADJACENT PROPERTIES	51
21	OTHER RELEVANT DATA AND INFORMATION	52
22	INTERPRETATION AND CONCLUSIONS	53
22.1	Conclusions	53
22.2	Risks and Opportunities	53
23	RECOMMENDATIONS	55
24	REFERENCES	56
24.1	Bibliography	56
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	58
26	DATE AND SIGNATURE PAGE	59

LIST OF TABLES	PAGE #

Table 1-1: Inferred Mineral Resources	3
Table 1-2: Phase 1 Verification Drilling Budget	3
Table 1-3: Phase 2 Exploration Drilling Budget	4
Table 5-1 Uranium Production, Sierra Ancha Region	15
Table 11-1: Drilling Intercept Data by Resource Zone	33
Table 11‑2: Inferred Resource Sensitivity to GT Cutoff	36
Table 11‑3:Project Inferred Mineral Resources	39
Table 23-1: Verification Drilling Budget	55
Table 23-2: Phase 2 Exploration Drilling Budget	55
Table 25-1: Information Provided by the Registrant	58

LIST OF FIGURES	PAGE #

Figure 2‑1: Project Location Map	6
Figure 3-1: Project Area and Mineral Tenor	10
Figure 4-1: Project Access	14
Figure 5-2 Historic Uranium Showings, Gila County, AZ	16
Figure 6-1: Dripping Springs Quartzite Stratigraphic Column	19
Figure 6-2: Sierra Ancha Stratigraphic Column	20
Figure 6-3: Drillhole and Cross Section Index Map	22
Figure 6-4: Cross Sections	23
Figure 9-1: Example Drillhole Ore Grade Summary Report (Head Page)	29
Figure 9-2: Example Drillhole Ore Grade Summary Report (Back Page)	30
Figure 11-1: GT Model North Zone	41
Figure 11-2: GT Model South Zone	42

2-1 Feb 2023

1.0	EXECUTIVE SUMMARY

The Workman Creek Project (the “Project”) is located in Gila County, central Arizona, approximately 70 miles northeast of Phoenix and about 31 miles northwest of Globe (latitude 33°50'37" N and longitude 110°57'16" W, datum WGS84) (Figure 2-1).

The Project is located within the Tonto National Forest. The Project is located on either side of Workman Creek, approximately 3,000 ft east of State highway #288 (“Highway 288”). The Project is located within potions of townships 5N, 6N and 7N; range 14E, Gila-Salt River Meridian.

The Project consists of three claim blocks, the main contiguous claim block along Workman Creek and two non-contiguous claim blocks (Pendleton and Oak Creek), totaling 198 unpatented mining claims comprising approximately 3,871 acres, Figure 3-1.

The Project and the surrounding area of the Sierra Ancha region are underlain by igneous and sedimentary rocks of Precambrian age. The sedimentary rocks are nearly flat-lying except for minor undulations near regional-scale monoclines. The Dripping Spring Quartzite is the host rock for uranium mineralization throughout the Sierra Ancha Region. Uranium mineralization in the Dripping Spring Quartzite consists of low-grade disseminations and concentrations in fine-grained strata and along bedding planes and higher-grade layers and veinlets.

The area was previously partially mined. The Sierra Ancha region is host to 18 historic uranium mines which were in operation between 1953 and 1960. During that period, over 122,000 pounds (“lbs”) of U3O8 concentrate was produced with an average grade of 0.20% U3O8.

Within the Project area, drill data from 446 drillholes were used in the current mineral resource estimate, including hole location and ore grade data. Uranium Energy Corp. (“UEC”) has not completed any drilling on the Project.

1.1	Interpretations and Conclusions

This Initial Assessment (“IA”) for the Project has been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act). Its objective is to disclose the mineral resources at the Project.

Based on the density of drilling, continuity of geology and mineralization, testing and data verification the mineral resource estimates meet the criteria for inferred mineral resources as summarized herein.

Estimated inferred mineral resources are summarized in Table 1-1 at a 0.05% eU3O8 grade cutoff and a 0.3 ft% GT cutoff. Mineral resources were estimated separately for each mineralized zone. The total contained mineralized material was first estimated. Then criteria for the reasonable prospect for economic extraction were applied.

Mineral resources are not mineral reserves and do not have demonstrated economic viability in accordance with the Canadian Institute of Mining (“CIM”) standards. However, considerations of reasonable prospects for eventual economic extraction were applied to the mineral resource calculations herein.

2-2 Feb 2023

Table 1-1:         Inferred Mineral Resources

Mineral Resource Estimates (0.3% Sum GT Cutoff)	Tons (millions)	Average Sum Thickness (ft)	Average Grade (%e U3O8)	Pounds e U3O8 (millions)
North Resource Area
Inferred Mineral Resource	1.079	10.9	0.091	1.954
South Resource Area
Inferred Mineral Resource	.902	8.9	0.139	2.505
ALL ZONES GRAND TOTALS
Inferred Mineral Resource	1.981	9.9	0.113	4.459

Note:
1. Mineral Resources are not mineral reserves and do not have demonstrated economic viability.
2. Economic factors have been applied to the estimates in consideration of reasonable prospects for economic extraction using a commodity price of $75 per pound uranium oxide.
3. Metallurgical recovery assumed at 90%.
4. Totals may not sum due to rounding.

1.2	Recommendations

The authors have provided recommendations and costs estimates in Section 23 relative to exploration, environmental studies, project design and feasibility and permitting for reference. At this time, only the verification drilling program is recommended as the other work items are based on the successful completion of this work item.

The recommended Phase 1 drilling and geophysics will attempt to confirm historic drilling results and upgrade the classification of resources in some areas. Phase 2 drilling chemical assays will also be used to confirm historic results and determine the propriety of the disequilibrium correction applied to current eU3O8 grades.

The following work items related to additional exploration are recommended for the Project:

Table 1-2: Phase 1 Verification Drilling Budget

Item	Cost (USD)
Permitting and reclamation	$10,000
20 air rotary holes (250 ft average 5,000 ft total)	$55,000
Site supervision including geological services	$30,000
Geophysical Logging 20 holes	$10,000
Road maintenance	$5,000
Total	$110,000

2-3 Feb 2023

Table 1-3: Phase 2 Exploration Drilling Budget

Item	Cost (USD)
Permitting and reclamation	$100,000
10 diamond drillholes (300 ft average, 3,000 ft total)	$400,000
40 air rotary holes (250 ft average 10,000 ft total)	$110,000
Site supervision including geological services	$200,000
Geophysical Logging 50 holes	$20,000
Assay of core and drill chips (2,000 samples by ICP-MS)	$150,000
Metallurgical heap leach testing	$200,000
Resource model update, reporting and preparation of PEA	$200,000
Road maintenance	$50,000
Total	$1,430,000

1.3	Risks

UEC has not completed a pre-feasibility nor a feasibility study to apply detailed capital and operational expenditures to the Project. Since these studies have not been completed for the Project, there has not been a formal demonstration of economic and technical capability.

Technical risks related to the Project exist as large-scale conventional mining methods have not been demonstrated in the area.

Risks related to permitting and licensing the Project exist. These risks would be dependent on the mining and mineral processing methods and related impacts.

Mineral tenor is based on the US Mining Law of 1872, which established the mining claim process in the US. Changes in this law could affect mineral tenor.

Other risk factors are typical for similar mining projects, including, without limitation:

●	risks associated with mineral resource estimates, including the risk of errors in assumptions or methodologies;

●	geological, technical and processing problems, including unanticipated metallurgical difficulties, less than expected recoveries, ground water control and other factors;

●	risks associated with labor costs, labor disturbances and unavailability of skilled labor;

●	risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the production processes;

●

risks associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation, and delays in obtaining permits and licenses that could impact expected mineral extraction and recovery levels and costs; and

2-4 Feb 2023

●	estimation of costs and uranium price for the purposes of constraining the mineral resource estimate based on reasonable prospects for economic extraction.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

[The remainder of this page is intentionally left blank]

2-5 Feb 2023

2.0	INTRODUCTION

2.1	Registrant

This IA on the Project was prepared for UEC. UEC is incorporated in the State of Nevada, with principal offices located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401, and at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3.

This IA was prepared by BRS Engineering Inc. under the supervision of Douglas Beahm, PE, PG, and Car; Warren, PE, PG, and co-authored by Clyde Yancey, PG, consultant to UEC.

Figure 2‑1:         Project Location Map

2.2	Terms of Reference

The Project consists of three claim blocks, totaling 198 unpatented mining claims comprising approximately 3,871 acres located within Gila County, in the central portion of the State of Arizona, USA. UEC entered into a property acquisition agreement with Cooper Minerals Inc. on November 7, 2011 for the mineral claims which constitute the Project.

2-6 Feb 2023

2.3	Information Sources and References

The information and data presented in this IA was gathered from various sources described herein. UEC possesses drill data summary sheets for a portion of the database, from which the drillhole database was audited. The uranium mineral resource estimate was based on drilling from 446 holes. UEC has not completed drilling on the Project.

Units of measurement unless otherwise indicated are feet (ft), miles, acres and pounds (lbs). Uranium production is expressed as pounds U3O8, Radiometric equivalent uranium grade is expressed as %eU3O8. Unless otherwise indicated, all references to dollars ($) refer to United States currency.

2.4	Inspection on the Project by Each Qualified Person

Mr. Beahm, Mr. Warren, and Mr. Yancey visited the Project site on February 9-10, 2023. The area south of Workman Creek was found to have significant earth work activity including drilling pads and open drillholes with PVC collar casing. The area north of Workman Creek was found to have two barred but open adits and three backfilled adits were identified. Each backfilled adit was found to have elevated radiometric levels. In the case of one of the open adits, visible uraninite and coffinite was measured to have a point source reading of 2,000 microRem per hour and was found to have a uranium concentration of 0.12% measured using a handheld scintillometer (Ludlum Model 19 Micro R Meter) and XRF (Thermo Scientific Miton XL3t). Moreover, the North resource area also was found to have open, PVC-pipe cased drillholes consistent with the locations reported in the drillhole summary sheets. Outcrops within the upper Dripping Spring Quartzite were inspected by scintillometer and handheld XRF and found to be elevated in radiometric signal and Uranium compared to the Lower Dripping Spring Quartzite as well as diabase below and limestone above.

2.4.1	QP Qualifications

Mr. Beahm is an independent Qualified Person (“QP”) and co-author of this IA. Mr. Beahm is responsible for all sections of this IA, except those specifically attributed to other authors. Mr. Beahm is a QP under the S-K 1300 standards as a Professional Engineer, Professional Geologist, and a SME Registered Member with 49 years of professional experience.

Carl Warren is an independent QP and co-author of this IA. Mr. Warren is a P.E., P.G., is a SME Registered Member with over 15 years of experience in the mining and geology industries including underground and open pit mining, ore control, core logging, uranium exploration, and resource modelling. Mr. Warren, is responsible for the Mineral Resource Estimates contained in Section 11 and contributed to portions of Sections 1, 2 and 22-25 of this IA.

Mr. Yancey is a geologic consultant for UEC, a QP and co-author of this IA. Mr. Yancey responsible for the preparation of Section 4 and 11.6 and contributed to portions of Sections 1, 2 and 22-25 of this IA. Mr. Yancey is a QP under the SK-1300 standards responsible for the content of this IA and a Professional Geologist and a SME Registered Member with 44 years of professional experience.

2-7 Feb 2023

2.5	Previous Technical Report Summaries

UEC has not previously filed an IA on the Project under SK-1300 standards.

Previous technical reports prepared under Canada’s National Instrument (“NI”) 43-101 and CIM guidance include:

●	“Technical Report on the Workman Creek Project” prepared for UEC by Neil G. McCallum, Dahrouge Geological Consulting Ltd., G. H. Giroux, March 2, 2012.

●	“Report on Workman Creek Uranium Project, Gila County, Arizona” prepared for Rodinia Minerals Inc. by J. H. Montgomery, G. H. Giroux, NR. Barr, February 1, 2006.

[The remainder of this page is intentionally left blank]

2-8 Feb 2023

3.0	PROPERTY DESCRIPTION

3.1	Property Description and Location

The Project consists of three claim blocks, totaling 198 unpatented mining claims comprising approximately 3,871 acres. It is located within Gila County, in the central portion of the State of Arizona, USA (Figure 2-1). All of the claims are in the name of UEC. Two claims belonging to a separate party underlie the main claim block and their ties to the UEC claims are described in detail under Section 3.2. Claim block areas are plotted in Figure 3-1.

The Project is geographically centered at longitude 110°57' W and latitude 33°50' N, and located within townships 5N, 6N and 7N; range 14E, Gila-Salt River Meridian. According to the online Bureau of Land Management Legacy Rehost System (LR2000) database, the annual claim maintenance fees have been paid for all the unpatented mining claims for the current year and will require renewal before August 31, 2023.

The Workman Creek claim block consists of a total of 95 mining claims. The two claims belonging to the separate party, the Lucky Stop 3 and Workman Creek 2 claims, underlie in this block. The BAK claim block consists of 10 claims. The CS claim block consists of 31 claims. The RC claim block consists of 14 claims. These claims are shown in Figure 3-1. Accounting for overlapping claims, the total contiguous area of the Project resource area is 2,899 acres.

Two additional claim blocks adjacent to the Project are held by UEC but had no data available for evaluation. The Pendleton Mesa claim block consists of 37 mining claims totaling approximately 757.5 acres. This claim block is located approximately nine miles northeast of the Workman Creek claim block. The Oak Creek Claim block consists of 10 mining claims, totaling approximately 207.1 acres. This claim block is located approximately six miles to the southeast of the Workman Creek claim block. These two claim blocks are maintained by UEC because of favorable geologic conditions and are shown on Figure 3-1. No current mineral resources have been estimated for the Pendleton Mesa and Oak Creek claim blocks.

3.2	Mineral Rights

UEC (the “Purchaser” or the “Company”) entered into a property acquisition agreement with Cooper Minerals Inc. (the “Vendor”) on November 7, 2011 for the mineral claims which constitute the Project which is the subject of this IA. The terms of the agreement are summarized as follows:

1. The Vendor agreed to sell to the Purchaser a one hundred percent (100%) undivided right, title and interest in and to all of the mineral property interests compromising the Project (and exclusive of all of its right, entitlement and interest in and to the underlying property agreement and the settlement agreement subject at all times to the NSR).

2. The Purchaser agreed to pay total consideration of $84,640 cash and 300,000 restricted common shares in the capital of the Purchaser (at a deemed issuance price of $3.15 per share for a value of $945,000).

3. In addition, pursuant to the terms and conditions of certain underlying property agreements previously entered into by the Vendor, the Company agreed to provide each of two individuals (collectively, the "Underlying Vendors" holding the Lucky Stop 3 and Workman Creek 2 claims) with a royalty interest in the amount of three percent (3.0%) of the net smelter revenue (NSR) received by the Company in connection with any uranium which is produced and sold from any of the mineral interests in the Project. The Royalty is subject to annual advance royalty payments of $100,000 (the "Advance Royalty Payments"), which Advance Royalty Payments are to be deducted from the payment of the Royalty. The Company has the right, exercisable at any time until January 21, 2024, to reduce the Royalty from three percent (3.0%) to one-and-a-half percent (1.5%) by paying the Underlying Vendors the aggregate sum of U.S. $1,000,000.

3-9 Feb 2023

4. The Company also agreed to assume all rights, interests and obligations of the Vendor arising from an option granted by the Vendor to three individuals (collectively, the “Option Holders”) to acquire a royalty interest in the amount of one-half percent (0.5%) on the same terms and conditions as applicable to the Royalty, exercisable at any time until January 21, 2024 by the Option Holders paying to the Company the aggregate sum of U.S. $333,340.

Figure 3-1:         Project Area and Mineral Tenor

3.3	Surface Rights

All the mining claims that comprise the Project are located within the boundaries of the Tonto National Forest, which is public land administered by the National Forest Service. A small portion of the Workman Creek claim block, adjacent to Workman Creek, is covered by private land owned by Arizona Elks Major Projects Inc., which consists of camp facilities. As this parcel does not have significant potential to contain significant uranium mineralization and is largely outside of the mining claims, a detailed deed search of mineral rights is not warranted at this time.

3-10 Feb 2023

3.4	Mineral Exploration Permit Requirements

Tonto National Forest

Exploration and mining activities for the mining claims of the Project are administered by the National Forest Service (“NFS”), Tonto National Forest. Operations that are limited to the use of existing roads and prospecting, non-motorized hand sluicing and the collection of samples with hand tools do not require a permit from the NFS. Operations, such as drilling and road maintenance, that will “likely cause or are causing significant disturbance of surface resources” require the submission of a proposed Plan of Operations to the District Ranger (“DR”). Communication with the DR leads to a plan of reclamation measures, bonding requirements, timing restrictions and other means to minimize adverse environmental impacts to NFS resources. There are several examples of exploration activities within the Tonto National Forest and it is not expected that this land classification will affect the ability to perform work on the Project. The Tonto National Forest is sub-divided into several management areas, and they are discussed individually below.

In accordance with the Tonto National Forest Plan (signed 1985 and amended 2006), most of the Project (Workman Creek, Reynolds Creek, CS and Baker claim blocks) falls within the Mogollon Rim-Sierra Ancha Area (Management Area 5D) and is contained within the Pleasant Valley Ranger District. As described in the “Management Emphasis” portion of the Forest Plan for Management Area 5D (page 151), Mining activities are authorized in conformation with existing laws and regulations”. It is not expected that permitting for future work will be an issue in this land classification.

The Pendleton Mesa claim block lies within Management area 5G, contained within the Pleasant Valley Ranger District, General Management Area. It is not expected that permitting for future work will be an issue in this land classification.

The Oak Creek claim block is designated by the Management area 5G, contained within the Pleasant Valley Ranger District, General Management Area. It is not expected that permitting for future work will be an issue in this land classification.

Sierra Ancha Experimental Forest

The southern portion of the Workman Creek and Baker claim blocks are covered by the land classification of the Sierra Ancha Experimental Forest. The objectives of Experimental Forests are stated as: “Experimental forests, ranges, grasslands, and watersheds provide lands for conducting Research and Development that serves as a basis for the management of forests and rangelands” (FSM 4062).

The Sierra Ancha Experimental Forest was specifically established and is managed for purposes of research on vegetative treatments for increasing water yield. The Experimental Forest is operated by the Rocky Mountain Research Station, Flagstaff, Arizona, often cooperatively with Arizona State University and the University of Arizona.

It is not known whether permitting will be an issue in this land classification, as no restrictions are explicit in the regional management plans, and the authors are unaware of any recent mineral exploration in the designated area. It is thus recommended that early communication by UEC is established with the regional foresters of the Tonto National Forest and station directors of the Sierra Ancha Experimental Forest in order to assess any possible restrictions to exploration and development.

3-11 Feb 2023

3.5	Environmental Liabilities

The authors are not aware of any significant environmental liabilities on the Project.

It is, however, important to note that the Forest Service has prepared a final engineering evaluation and cost analysis of the Workman Creek Mine Sites (Weston Solutions, 2008) and as of August 2011 reclamation work has begun on the historic mining activities. This work was initiated under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and the Forest Service “intends to excavate material containing radiation, to close mine adits, and re-route ATV trails in a manner that reduces the health and safety risk to the public and employees”.

A strategically integrated plan with the NFS and UEC is recommended that will effectively achieve the goals of the CERCLA and the Company. That being, management plans to reduce the health and safety risk to the public and advance the mineral exploration and development of the Project. This may include such actions by the Company as: water and air monitoring, restricting road access to the historic mining sites by the public and biological assessments.

[The remainder of this page is intentionally left blank]

3-12 Feb 2023

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Physiography

The Project is located between the Basin and Range and Colorado Plateau physiographic zones. In general, elevation varies from about 5,400 to 6,400 ft above sea level. Bedrock outcrop exposure on and near the Project is commonly found along steeper valleys. Vertical cliffs and canyons are a common topographic feature in the Project area.

Native vegetation of the Project area is forest land with a variety of tree and shrub cover including Pinyon-Juniper, Juniper, Evergreen Oak, Ponderosa Pine, Mesquite and Douglas Fir (Shaw, 2004).

4.2	Accessibility and Local Resources

The Project is located in the Sierra Ancha area, approximately 31 miles north of Globe, within Gila County, Arizona. Access to the Workman Creek claim block from Globe is via highway #188, travelling north for 19 miles, then via Highway 288 travelling north for a further 25 miles, then a short one mile drive eastward through a dirt road. The other claim blocks can be accessed from Highway 288 via trails and FWD roads.

4.3	Climate

Temperatures typically vary from normal monthly maximums of about 90°F (32°C) in July to normal monthly lows of 30°F (-1°C) in January. Average annual precipitation is about 20 to 25 inches (51 to 64 cm) per year, part of which is snowfall in the winter months (http://www.city-data.com/city/Payson-Arizona.html).

The Project can be accessed year-round, and the ideal operating season is between March to December. Occasional mild snowfalls in the winter will inhibit some exploration work.

4.4	Infrastructure and Local Resources

Globe, AZ, with about 7,100 inhabitants, is the closest major community and is located approximately 31 miles south of the Project. Globe is the best staging area for an exploration program with accommodations, food, and bulk fuel resources. The area surrounding Globe (Miami, Claypool) supports the large-scale porphyry mining and processing operations of Freeport McMoRan Copper & Gold Inc. and BHP Billiton. The Globe area is therefore also the best location for supplying mining personnel, equipment and supplies for any potential future development of the Project.

5-13 Feb 2023

Figure 4-1:         Project Access

[The remainder of this page is intentionally left blank]

5-14 Feb 2023

5.0	HISTORY

5.1	Historic Workings (1950 – 1960)

According to Light (1985), up to 13 mines were in operation within the Sierra Ancha region. Between 1953 and 1960, over 21,000 tons of ore was produced with an average grade of 0.24% U3O8. In 1954, the United States Atomic Energy Commission (“AEC”) conducted a low-level airborne radiometric survey of the Sierra Ancha region. A large prospecting and developing rush followed the release of the results of the airborne survey. According to Granger and Raup (1969A), by 1957 more than 100 uranium showings were discovered within the Dripping Spring quartzite; of these about 30 had been explored by workings or drillholes. By 1960, all of the small mining operations in the Sierra Ancha region ceased production.

Uranium production from the most successful mining operations in the Sierra Ancha region is summarized in Table 5-1. The category of “no-pay ore” is categorized as low grade ore (below 0.10% U3O8) and was not accepted by the AEC buying station. Mining operations typically focused on high-grade veins, and subsequently the mining methods consisted of underground adits and small open cuts.

The Workman Creek claim block contains the historic Hope, Jon, Little Joe, Lost Dog, Lucky Stop and Workman uranium workings (Table 5-1) and were evaluated as the ‘Dripping Spring Project’ by Wyoming Minerals Corporation (Section 5.2).

Table 5-1 Uranium Production, Sierra Ancha Region

(From Light, 1985)

5-15 Feb 2023

Figure 5-2 Historic Uranium Showings, Gila County, AZ

URANIUM DEPOSITS
1. Alta Vista
2. Andy Gump
3. Big Buck
4. Big Six
5. Black Brush
6. Black Diamond
7. Blevins Canyon
8. Blue Rock
9. Brushy Basin Trap
10. Cataract
11. Donna Lee
12. Easy
13. Fairview
14. First Chance
15. Grand View
16. Great Gain
17. Grindstone
18. Heigh Power
19. Hope
20. Horse Shoe
21. Iris
22. Jim
23. Jon
24. Little Joe
25. Lost Dog
26. Lucky Boy
27. Lucky Stop
28. Major Hoople
29. May
30. Navajo
31. North Star
32. Peacock
33. Quartzite
34. Rainbow
35. Red Bluff
36. Red Cliffs
37. Rock Canyon
38. Roey
39. Sheep No. 2
40. Sky
41. Snakebit
42. Sorrel Horse
43. Suckerite
44. Sue
45. Tomato Juice
46. Workman
TOPOGRAPHIC QUADRANGLES
1. ROOSEVELT
2. MC FADDEN
3. BLUE HOUSE MOUNTAIN
4. RECKLESSTAW MOUNTAIN
5. RAY
6. CHRISTMAS
ARIZONA
GILA COUNTY
GILA COUNTY
111°
110°30'
34°00'
33°30'
33°00'
Young
NAVAJO CO
GILA CO
MAZATZAL MOUNTAINS
SIERRA ANCHA
PINAL MOUNTAINS
MESCAL MOUNTAINS
COPPER MOUNTAIN
LOOKOUT MOUNTAIN
McFadden Peak
CANYON CREEK MONOCLINE
MULE HOOF MONOCLINE
ROCK CANYON MONOCLINE
CHERRY CREEK
THEODORE ROOSEVELT DAM
GILA CO
MARICOPA CO
GILA CO
PINAL CO
PINAL CO
GRAHAM CO
Globe
Miami
San Carlos
Pioneer Stage Station
EL CAPITAN MOUNTAIN
Winkelman
0 5 10 15 MILES

URANIUM ENERGY CORP.

WORKMAN CREEK PROJECT, ARIZONA

Figure 6.1
Historic Uranium Showings,
Gila County

NM 2011.12

(From: Granger and Raup, 1969b)

5.2         Wyoming Mineral Corporation (1975 – 1980)

In 1975, Wyoming Minerals Corporation (“WMC”), a subsidiary of Westinghouse Corporation, re-evaluated and acquired the mining rights to the most prominent pre-1960 uranium showings of the Sierra Ancha region. These evaluations lead to the development of the Red Bluff Mine and Workman Creek areas. The exploration target did not focus on the high-grade veins of the historic showing but concentrated on the lower grade disseminated uranium mineralization, which is typical of the Workman Creek area.

By 1980, WMC drilled at least 432 drillholes in the Workman Creek area. Metallurgical studies were carried out by the Colorado School of Mines in 1979. In 1980, WMC contracted Dravo Engineers and Constructors (“Dravo”) to conduct a feasibility study of the Workman Creek deposits (Dravo Engineers, 1980). This work was contained within the current property.

5-16 Feb 2023

UEC considers the previous mineral resource estimates as historical. These historical mineral resource estimates were prepared before the implementation of the SEC’s S-K or Canada’s current NI 43-101 standards, and do not necessarily use the categories for mineral reserve and mineral resource reporting as defined by those standards. The reader should not rely on these historical reserve estimates, as they are superseded by the mineral resource estimate presented in Section 11 of this IA.

5.3 Rodinia Minerals Corp (2003 – 2009)

Montgomery et al. (2006) details the exploration conducted on behalf of Rodinia Minerals, which includes radiometric, geochemical, and radon-cup surveys on several claim blocks, one of which is also the subject of this IA (Workman Creek). Other work consisted of re-establishing historic grids and the investigations of access roads and drill sites.

In 2006, Gary Giroux performed a resource estimate of the Workman Creek North and South areas. Using data from 427 drillholes, Giroux applied a 0.05% grade cutoff to the data and created 5ft composites using 0.001% grade for any missing data. Using the composited data, Giroux used an ordinary kriging method to calculate an inferred resource of 4,047,160 lbs of eU3O8 at a 0.05% grade cutoff.

UEC considers the previous mineral resource estimates as historical. These historical mineral resource estimates were prepared before the implementation of the SEC’s S-K or Canada’s current NI 43-101 standards, and do not necessarily use the categories for mineral reserve and mineral resource reporting as defined by those standards. The reader should not rely on these historical reserve estimates, as they are superseded by the mineral resource estimate presented in Section 11 of this IA.

5.4 UEC (2011 – present)

UEC entered into a property acquisition agreement with Cooper Minerals Inc. on November 7, 2011. UEC then hired Dahrouge Geological Consulting Ltd. to complete an independent review of the results of the previous Workman Creek projects, support inferred resource estimates and provide recommendations for future work.

In 2012, UEC commissioned a Technical Report under NI 43-101 regulations, at that time, by Neil G. McCallum, Dahrouge Geological Consulting Ltd., and G. H. Giroux, titled “Technical Report on the Workman Creek Project”. This Technical Report stated an inferred resource estimate of 5,542,00 lbs of eU3O8 at a 0.05% grade cutoff.

This IA supersedes this study and mineral resource estimate as presented in Section 11 of this IA.

5-17 Feb 2023

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1	Regional Geology

The Project and surrounding area of the Sierra Ancha region are underlain by igneous and sedimentary rocks of Precambrian age. The sedimentary rocks are nearly flat-lying except for minor undulations near regional-scale monoclines. The generalized stratigraphic cross-section is shown in Figure 6-3.

6.2	Structure

There has been some debate in the literature as to the source of uranium and the controlling factors for the concentration of uranium within the Dripping Spring quartzite. Uranium mineralization in the Dripping Spring quartzite consists of low-grade disseminations and concentrations in fine-grained strata and along bedding planes, and higher-grade layers and veinlets (Nutt, 1981).

Early work by Schwartz (1957) and Granger and Raup (1969a) suggested that the uranium and the minor copper was derived from fluids which were expulsed from the diabase intrusion, and subsequent incorporation into the quartzite horizons and fractures.

More recent literature regarding the Dripping Spring quartzite uranium occurrences favors theories where uranium was sourced within the volcanic beds within the Dripping Spring quartzite; subsequently either: remobilized by diagenetic regional low-grade metamorphism; or localized metamorphism associated with the diabase intrusion, or both (Nutt, 1981).

Wyoming Minerals Corporation explored the Project with a focus on the lower-grade uranium disseminations along bedding planes, in order to develop larger uranium resources. The company used the pre-1970 workings as a vector to locate this larger and lower-grade style of mineralization.

6.3	Stratigraphy

Six stratigraphic units were identified within the Dripping Spring Quartzite by Granger and Raup in 1964. Listed from oldest to youngest, they are as follows:

●	White Unit: thinly and evenly stratified siltstone.
●	Buff Unit: feldspathic to arkosic sandstone.
●	Gray Unit: arkosic siltstone, gray sandstone and barren quartzite.
●	Red Unit: micaceous siltstone and sandstone.
●	Middle member: sandstone and orthoquartzite.
●	Barnes Conglomerate Member: arkosic matrix conglomerate and sandstone.

A representative, stratigraphic column of the Project is shown in Figure 6-1. A stratigraphic column of the larger Sierra Ancha region is shown in Figure 6-2.

Figure 6-1:         Dripping Springs Quartzite Stratigraphic Column

Mescal Limestone
Dripping Spring Quartzite
Upper member
White unit
Buff unit
Gray unit
Red unit
Middle member
Barnes Conglomerate Member
Pioneer Formation
EROSIONAL DISCONFORMITY
White unit: 0–124 feet; siltstone, thinly and evenly stratified, light to dark gray.
White quartzite marker: 0–14 feet; orthoquartzite and sandstone; quartzose to feldspathic; fine to coarse grained; ledge forming.
Buff unit: 41–168 feet; sandstone, feldspathic to arkosic, light-colored, very fine grained to fine-grained, stylolites, abundantly cross-stratified.
Black facies: 13–120 feet; siltstone, arkosic, dark-gray, flaggy, thinly and irregularly stratified; crumpled shrinkage cracks.
Gray sandstone and barren quartzite: 5–6 feet; sandstone and orthoquartzite; feldspathic; commonly a fine-grained sandstone ledge capped by medium- to coarse-grained orthoquartzite.
Gray facies: 16–127 feet; siltstone, arenaceous, arkosic, light-gray, flaggy, thinly stratified; pseudochannels.
Red unit: 0–83 feet; siltstone and sandstone, micaceous, reddish.
Middle member: 0–369 feet; sandstone and orthoquartzite; conglomeratic and arkosic near base, quartzose near top; moderate red near base, grayish pink near top; very fine-grained to coarse-grained; slabby to massive, cross-stratified.
Barnes Conglomerate Member: 0–50 feet; conglomerate and sandstone; arkosic matrix; well rounded stones.
EROSIONAL DISCONFORMITY

(From Granger & Raup, 1964)

URANIUM ENERGY CORP.

WORKMAN CREEK PROJECT, ARIZONA

Figure 7.2
Generalized Stratigraphic Column of the Dripping Springs Quartzite

NM 2011.12

Uranium Energy Corp.
Workman Creek Project
Report AZ-2012-13170-01

30

DAHROUGE GEOLOGICAL CONSULTING LTD.

(from Granger & Raup, 1964)

Figure 6-2:         Sierra Ancha Stratigraphic Column

Quaternary
Tertiary
Upper Precambrian
Lower Precambrian
Apache Group
Troy Quartzite
Basalt (less than 125 feet)
Mescal Limestone (180-418 feet)
Dripping Spring Quartzite (323-708)
Pioneer Formation (150-400+ feet)
Scanlan Conglomerate (0-155 feet Av <25 feet)
Ruin Granite
Alluvium, landslide, terrace and gravel deposits.
Unconsolidated, poorly sorted gravel. 0-660 feet
UNCONFORMITY
Diabase: dark-green to black olivine diabase in sills and dikes. Up to 1000 feet thick.
Predominantly light-colored quartzite and sandstone; conglomerate horizons; cross-stratified.
UNCONFORMITY
Vesicular basaltic lava, not everywhere present
Upper member: 0-110 feet: cherty and novaculitic siltstone and shaly mudstone; thin-bedded; predominantly red to brown.
Basalt (less than 52 feet)
Algal member; 10-150 feet massive dolomitic limestone containing algal structures.
Lower member: 150-269 feet; thin-bedded impure limestone and dolomite; intercalated chert layers.
EROSIONAL DISCONFORMITY
Upper member; 180-397 feet; predominantly siltstone, gray to orange-red thinly stratified slabby to flaggy; feldspathic sandstone more common near top.
Middle member; 0-370 feet; very fine grained to medium-grained feldspathic to arkosic sandstone and orthoquartzite, reddish orange to grayish pink, cross-stratified, slabby to massive.
Barnes Conglomerate member; 0-50 feet: well rounded quartzose pebbles and cobbles in arkosic sandstone or quartzite matrix.
EROSIONAL DISCONFORMITY
Pred minantly maroon to purple tuff and pink to gray siltstone and sandstone; arkosic and quartzitic at bottom.
Subangular to well-rounded quartzose pebbles and cobbles in a largely arkosic matrix.
UNCONFORMITY

(From Granger & Raup, 1964)

URANIUM ENERGY CORP.

WORKMAN CREEK PROJECT, ARIZONA

Figure 7.1
Generalized Stratigraphic Column of the Sierra Ancha Region

NM 2011.12

Uranium Energy Corp.
Workman Creek Project
Report AZ-2012-13170-01

29

DAHROUGE GEOLOGICAL CONSULTING LTD.

(from Granger & Raup, 1964)

6.4	Mineralization

Uranium Mineralization within the Workman Creek area is contained within the upper member of Dripping Spring Quartzite and is both stratigraphically and structurally controlled. The lower grade and longer ranging extents are largely stratabound and disseminated, “in fine-grained strata and along bedding planes and stylolite surfaces” (Nutt, 1981). Higher grade mineralized zones are focused along clusters of NNE and WNW trending joint sets where the mineralization is characterized by veinlets (Granger and Raup, 1969b, Nutt, 1981). Higher grade mineralized zones are roughly tabular and steeply dipping in shape as they are constrained by the jointing. These higher grade mineralized zones are contained within the lower grade, “blanket” bodies which are stratabound within beds of the Dripping Spring Quartzite (Nutt, 1981).

Contact metamorphism of the Dripping Springs Quartzite has been attributed to the intrusion of diabase and dated to 1,100 to 1,150 ma (Nutt, 1981; Silver, 1960). Uranium mineralization trends most consistently within the upper unit of the Dripping Spring Quartzite in beds above and below a barren quartzite interval (Granger and Raup, 1969b). These beds are primarily feldspathic to hornfelsic siltstone and are gray to dark gray in appearance due to a medium to low carbonaceous content and disseminated sphene and pyrite. Concentrations of uranium is not detectable within the oxidized, lower units of the Dripping Springs including the white, buff or re units (Nutt, 1981).

Uraninite and coffinite are the primary uranium bearing minerals and are associated with the presence of reductive sulfide mineralization inclusive of chalcopyrite, galena, molybdenite, pyrrhotite, and pyrite. Other associated minerals include sphene, phlogopite, graphite and occasionally ilmenite (Nutt, 1981).

6.5	Local Geology and Drilling

Figure 6-3 is a drillhole and cross section index map. It shows the surface location of the existing drillholes and reference locations for representative subsurface cross sections shown in Figure 6-4. There is one mineralized geologic horizon that has been interpreted from the drill data, it is split North and South into two parts separated by the Workman Creek valley.

[The remainder of this page is intentionally left blank]

6-21 Feb 2023

Figure 6-3:         Drillhole and Cross Section Index Map

T6N
R13E
T6N
R14E
S13
S18
S17
S16
S24
S25
S19
S30
S20
S29
S21
S28
S36
S31
S32
S33
A
A'
B
B'
C
C'
LEGEND
CROSS SECTION ALIGNMENT
PROPERTY BOUNDARY
SECTION LINE
DRILL HOLE COLLAR
N
GRAPHIC SCALE
1 inch = 1,500 ft.
BRS
ENGINEERING

6-22 Feb 2023

Figure 6-4:         Cross Sections

Mineralized Zone Cross Sections

A(North)
A'(South)
PROFILE ACROSS ENTIRE WORKMAN CREEK
Workman Creek
Elevation above Sea Level (ft)
Cross section station (ft)
B
B'
PROFILE ACROSS NORTH WORKMAN CREEK
C
C'
PROFILE ACROSS SOUTH WORKMAN CREEK
LEGEND
Mineralized Zone
Topographic Surface
BRS
ENGINEERING

6-23 Feb 2023

7.0	EXPLORATION

7.1	Exploration

UEC has not explored the Project. The available details of historic exploration are outlined in Section 5.

7.1.1	Previous Exploration

The subsequent table summarizes the phases of the historical exploration on the project. As described in Section 5, historical production occurred on the Project near outcrop in the 1950s.

Company	Period	Exploration Activities
AEC, Multiple small mining operations	1954−1960	Aerial radiometric surveying, ground prospecting, and outcrop mining
WMC	1975−1980	Metallurgical testing, exploration drilling with 432 drillholes, feasibility study
Rodinia Minerals Corp.	2003-2009	Radiometric, geochemical, and radon-cup surveys

7.1.2	Qualified Persons’ Interpretation of the Exploration Information

The QPs consider the exploration completed to date on the Project to be consistent with industry standards of the time.

7.2	Drilling On Project

7.2.1	Overview

Historical drilling on the Project for which the data is available and has been obtained by UEC totals 446 drillholes. Not all these holes had complete data, and as such, not all are used in the inferred resource model.

Drillhole locations are shown in Figure 6-3, along with subsurface cross sections shown in Figure 6-4.

Historic drilling included rotary percussion and diamond core drilling.

UEC has drilled no exploration holes to date.

7-24 Feb 2023

7.2.2	Drillholes Excluded from Mineral Resource Estimation

Approximately 46 drillholes were dropped due to missing or conflicting data.

7.2.3	Drill Data Used in the Current Mineral Resource Estimation

The current drillhole database within the limits of the mineral resource model consists of 400 drillholes. These drillholes contained 631 unique intercepts within defined mineralized horizons.

The uranium quantities and grades are reported as equivalent weight per cent eU3O8, as measured by downhole gamma logging.

7.2.4	Qualified Persons’ Interpretation of the Exploration Information

The QPs consider the exploration completed to date on the Project to be consistent with industry standards and adequate to support mineral resource estimation subject to the qualifications as discussed in Section 11 of this IA.

7.2.5	Drillhole Logging Procedure

Information on drillhole logging is not available to the authors. As logs were not contained in the data provided and given the antiquity of the drilling, this information is unlikely to be found.

7.2.6	Gamma Probe Calibration

The principal quality control element that affects the accuracy of radiometric sampling data is the calibration of the logging probe. However, as drillhole logging information is unknown the authors cannot comment on probe calibration.

7.2.7	Collar Surveys

The collar locations were taken from coordinates on the provided drill data summary sheets. In the field a few dozen drillhole locations were inspected based on the locations provided on the ore grade summary reports. In all inspected locations the authors found historically disturbed ground and in some cases identifiable drilling pads. Moreover, a total of four open drillholes were found within 15 ft of the locations of reported drillholes, having intact PVC casing and collars. Looking at the locations inspected and the collars confirmed by the authors, it is the opinion of the authors that the drillhole locations reported on the drill data summary sheets are of reasonably high accuracy and precision.

7.2.8	Downhole Surveys

Down-hole surveys were performed historically but such original logs were not available to the authors.

7.2.9	Radiometric Database

Radiometric probe analysis sheets from WMC were available to the authors. Information from these drill data summary sheets included drillhole name, drilling and logging date, collar location coordinates, drift information, drilling direction, logging parameters, and logging intercepts. Logging intercepts on each of the grade report sheets were summarized at 0.03% and 0.05% Grade cutoffs. The radiometric database used for the resource model discussed in this IA was built from these sheets.

7-25 Feb 2023

7.2.10	QP Statements Concerning Radiometric Drill Data

The authors reviewed the methodology of the drilling and downhole logging procedures employed during the past drilling programs and the database derived from those programs to be reliable for the purposes of this IA.

7.3	Core Data

No core or core data was directly available to the authors for review.

7.4	Hydrogeology

No hydrogeologic data was directly available to the authors for review.

7.5	Geotechnical Testing

No geotechnical data was directly available to the authors for review.

[The remainder of this page is intentionally left blank]

7-26 Feb 2023

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

Specific details of the historic drilling methods, sampling procedures for chemical analysis and down-hole radiometric testing procedures employed by WMC during its exploration in the Workman Creek area are not available to the authors including, sample preparation methods and quality control measures, sample security and analytical procedures.

The previous work completed by WMC appears to be in keeping with industry standards and practices, but until: a) information on these procedures is obtained, b) historic core or pulverized material is assayed, or c) the company is able to verify results through confirmation drilling, the current mineral resource estimate derived from this historic data can only be considered of the inferred category.

As discussed in Section 9, the database developed for this IA was based on drill data summary sheets, which are available and preserved in hard copy and electronic format.

[The remainder of this page is intentionally left blank]

8-27 Feb 2023

9.0	DATA VERIFICATION

9.1	Drill Data

Drill data summary sheets are available for the project. Information from these ore grade report sheets include drillhole name, drilling and logging date, collar location coordinates, drift information, drilling direction, logging parameters, and logging intercepts. Logging intercepts on each of the grade report sheets were summarized at 0.03% and 0.05% Grade cutoffs. The 0.03% Grade cutoff was also interpreted within each grade sheet at a Grade-Thickness cutoff 0.03ft% and a waste interval cutoff of 1.5 ft. The 0.05% Grade cutoff was also interpreted within each grade sheet at a Grade-Thickness cutoff 0.25 ft% and a waste interval cutoff of 1.5 ft. See Figures 9-1 and 9-2 for an example of an ore grade summary report.

The 0.03% and 0.05% grade cutoff interpretations from the original grade report sheets were transcribed directly from these drill data summary sheets into csv format and used to build two separate databases for modeling. The 0.03% grade cutoff dataset was modeled to evaluate the possibility of open pit mining while the 0.05% grade cutoff data set was modeled for the inferred resource stated in this IA with conventional underground mining methods being the economic extraction model of consideration.

9.2	Drillhole Locations

Drillhole locations were taken directly from the drill data summary sheets. In the field a few dozen drillhole locations were inspected based on the locations provided on the ore grade summary reports. In all inspected locations the authors found historically disturbed ground and in some cases identifiable drilling pads. Moreover a total of four open drillholes were found within 10 ft of the locations of reported drillholes, having retained PVC casing and collars. Looking at the locations inspected and the collars confirmed by the authors it is the opinion of the authors that the drillhole locations reported on the drill data summary sheets are of reasonably high accuracy and precision.

9.3	Qualified Persons’ Opinion on Data Adequacy

It is the opinion of the authors that the ore grade summary reports are genuine and reasonably representative of the deposit at the level of inferred resource estimation. Original geophysical logs were not included in the available data for review by the authors. Such an addition would allow the authors to verify the grade interpretations reported in the grade summary sheets. This limitation on the performance of data verification adds uncertainty to the data set. The resulting uncertainty affects the resource by reducing its classification based on drilling density from indicated to inferred.

[The remainder of this page is intentionally left blank]

9-28 Feb 2023

Figure 9-1:         Example Drillhole Ore Grade Summary Report (Head Page)

[The remainder of this page is intentionally left blank.]

9-29 Feb 2023

Figure 9-2:         Example Drillhole Ore Grade Summary Report (Back Page)

[The remainder of this page is intentionally left blank.]

9-30 Feb 2023

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Leach Testing

The following section was taken from the Montgomery et al. (2006) technical report. The current authors cannot comment on whether these samples are representative of the style of mineralization as a whole or not. However, both studies are in keeping with industry standards and were completed by reputable firms. Moreover, it is notable that the grade of the composite sample is reasonably consistent with the deposit average grade. Metallurgical testing will need to be performed on samples gathered during verification drilling to better understand the extraction parameters of the deposit. While the previous metallurgical studies achieved metallurgical recoveries in excess of 90%, the authors have assumed a more conservative recovery factor of 90% in the determination of reasonable prospects for future extraction.

Preliminary metallurgical testing was done for WMC by Burns and Roe and also by Colorado School of Mines Research Institute. They conducted leach tests using sulfuric acid as a lixiviant. Their reports were reviewed by S. Zaman (1979). He summarized their findings as follows:

1.	Metallurgical tests were conducted on composite samples from North and South Workman Creek. The uranium contents in these samples were:

Composite	U3O8 Content
North Workman Cr.	0.070%
South Workman Cr.	0.074%

2. The mineralogy in all three samples is mainly uraninite and coffinite occurring as four to 30 micron grains.

3. All uranium is potentially extractible by leaching except that which is structurally bound (Sphene – 2 to 4% U3O8).

4. Chemical and X-ray fluorescence analyses revealed the presence of potassium as K-feldspar which may increase acid consumption.

5. At least 50-55% of the uranium minerals occur in veins and fractures which are accessible to leach solution at ¼” mesh.

6. The maximum U3O8 extractions under severe leach conditions were:

Composite	% U3O8 Extraction
	Burnst Roe	CSMRI
North Workman Cr.	91.0	93.7
South Workman Cr.	94.5	94.9

7. The following are believed to be optimal leach test conditions:

Grind	28 mesh
Leach Time	12 hrs.
Pulp Temperature	45 deg C
pH	0.5
Solids	50%
emf	425-450mu

10-31 Feb 2023

Confirmatory tests using finer grind (100 mesh), longer leach time (24 hrs.) and higher temperature (60° C) did not improve extraction significantly.

8. At optimal leach conditions, the following recoveries were made:

Composite Ore	%U3O8 Extraction
North Workman Cr.	78.2
South Workman Cr.	83.5

9. Roasting at 450-500°C before leaching resulted in improved extraction.

10. Good belt filtration rate of 1000kg/hr/m2 was obtained for all three composites. Flocculate consumption prior to filtration was 0.07 to 0.25 pounds per ton of solids.

11. Ball mill grinding tests gave the following Bond Work indices at -100 mesh:

Composite Ore	Bond Work Index
North Workman Cr.	17.1 Kwhr/ton
South Workman Cr.	18.7 Kwhr/ton

12.         The average volume factor for the composite samples based on S.G. determination of composites was 12.14 cubic ft per ton of ore.

13.         The average disequilibrium factors of each composite sample:

Composite Ore	Disequilibrium Factor
North Workman Cr.	1.005
South Workman Cr.	1.002

[The remainder of this page is intentionally left blank]

10-32 Feb 2023

11.0	MINERAL RESOURCE ESTIMATES

11.1	Introduction

The mineral resource estimation described herein utilizes geological interpretation methodologies, which have been employed by the authors for similar projects. The primary method utilized in estimating the uranium mineral resources is the GT contour method.

Although the Dripping Spring Quartzite is a metamorphosed sedimentary body, its tabular mineralization style bounded macroscopically by stratigraphy makes it amenable to the GT contouring method. The resource estimate was generated using drillhole sample results and the interpretation of a geologic model that relates and constrains the spatial distribution of eU3O8.

11.2	Modeling Data Preparation and Interpretation

Data preparation included transcribing and compiling drillhole locations and downhole mineralized interval data from ore grade summary report sheets within the Project area. Data verification is discussed in detail in Section 9 of this IA. Mineralized intercepts were then screened by 3-dimensional location. The data did not show vertically distinct zones, but holes were split into the northern and southern zones based on coordinate locations.

Historical drilling data from WMC in the form of radiometric assay ore grade report sheets is available and has been obtained by UEC. The data totals 446 drillholes, but some holes were not used in the model due to missing or conflicting data.

Approximately 46 drillholes were dropped due to missing or conflicting data. The modeled drillhole database consists of 400 drillholes. Of these, 151 holes resided in the north zone and 249 in the south zone. Across both zones the drillholes contained 631 unique intercepts, which were categorized in the following manner:

Table 11-1: Drilling Intercept Data by Resource Zone

Resource Area	No. Boreholes Intercepting Area	Total No. Intercepts	No. Intercepts meeting 0.05% eU3O8 cutoff
North	151	201	89
South	249	430	175

The following criteria were used to build databases for the two resource zones referred to as North and South Workman Creek.

●	Individual mineralized intervals were identified in each drillhole.

●	Mineralized Bedding Thickness Cutoffs and compositing of intercept data into sum grade times thickness (“GT”) values for each mineralized zone.

●	The QPs consider the data used for the mineral resource estimate to be adequately prepared and is satisfied that the digital data are adequate for inferred mineral resource estimation.

11-33 Feb 2023

11.3	Geological Model

Uranium mineralization within the Project area is contained within the Dripping Spring Quartzite and is both stratigraphically and structurally controlled. The lower grade and longer ranging extents are largely stratabound and disseminated, “in fine-grained strata and along bedding planes and stylolite surfaces” (Nutt, 1981). Higher grade zones are focused along clusters of NNE and WNW trending joint sets where the mineralization is characterized by veinlets (Granger and Raup, 1969b, Nutt, 1981). Higher grade mineralized zones are roughly tabular and steeply dipping in shape as they are constrained by the jointing. These higher-grade mineralized zones are contained within the lower grade, “blanket” mineralization which is stratabound within beds of the Dripping Spring Quartzite (Nutt, 1981).

Contact metamorphism of the Dripping Springs Quartzite has been attributed to the intrusion of diabase and dated to 1,100 to 1,150 ma (Nutt, 1981; Silver, 1960). Uranium mineralization trends most consistently within the upper unit of the Dripping Spring Quartzite in beds above and below a barren quartzite interval (Granger and Raup, 1969b). These beds are primarily feldspathic to hornfelsic siltstone and are gray to dark gray in appearance due to a medium to low carbonaceous content and disseminated sphene and pyrite. Concentrations of uranium is not detectable within the oxidized, lower units of the Dripping Springs including the white, buff or re units (Nutt, 1981).

As such, the mineralization was modeled as macroscopically stratabound and thus tabular and having a North-South favoring Anisotropy along regional structure and fabric of the Dripping Spring Quartzite.

11.4	GT Contour Modeling: Key Assumptions and Basis of Estimation

The mineral resource model was completed using the linear GT Contour modeling method for each of mineralized zones of the deposit. The GT Contour modeling method, also known as the Grade x Thickness method, is a well-established approach for estimating uranium resources and has been in use since the 1950s in sedimentary hosted and stratabound uranium deposits in the US. The technique is most useful in estimating tonnage and average grade of relatively planar bodies where lateral extent of the mineralized body is much greater than its thickness, as is observed with the data for the Project.

For tabular and roll-front style deposits, the GT method provides a clear illustration of the distribution of the thickness and average grade of uranium mineralization. The GT method is particularly applicable to the tabular, stratigraphically confined mineralization of the Project, as it can be effective in reducing the undue influence of high-grade or thick intersections, as well as the effects of widely spaced, irregularly spaced or clustered drillholes. This method also makes it possible for the geologist to fit the contour pattern to the geologic interpretation of the deposit.

Inferred mineral resources were estimated by summation of GT intervals only when resource area drillhole intercepts presented:

●	minimum individual intercepts having grades above 0.05% eU3O8;

●	minimum Sum GT per resource area at or above 0.3 ft%; and

●	proximity of at least two contiguous intercepts each given a maximum anisotropic radius of influence of 150x80ft with the long axis oriented at an approximate azimuth of 2 degrees.

11-34 Feb 2023

The bulk density factor applied to the resource calculation was the cross-Project sample average of 12.14 cubic ft per ton (2.64 tonne per cubic meter). The density was determined by Colorado School of Mines Research Institute in 1979. Further verification of this density factor will be necessary when performing future estimates and resource upgrades.

The orientation of the anisotropy and the dimensions of the resulting modeling ellipses were determined by covariance and semi-variography analyses of the individual grade and thickness intercept data at the 0.03% and 0.05% grade cutoff data sets. Major semivariagram ranges for grade in the North and the South varied from 200-400 ft while the minor ranges were 100-150 ft. As such, a conservative modeling of the anisotropy was performed at 150 ft in the long axis of the ellipse and 80 ft along the minor for the 0.05% cutoff model data set at an initial GT boundary of 0.25 ft%. Meanwhile a more generous ellipse of influence 200 ft x 100 ft was applied to estimate the 0.1ft% GT contour.

Separate contour sets were then generated for the 0.3ft%, 0.25ft% and 0.1ft%. These manually generated contours at the various cutoffs provide for better definition of the inverse distance squared distribution of the GT curve in 3-Dimensional space. They also provided a basis upon which to perform the sensitivity analysis seen in Table 11-2 below.

Further smoothing was applied to the internal contours following the creation of the GT model as to correct inconsistencies created by the strict data interpolations of the program. The volume of the 3D model at each cutoff grade and in each zone was then calculated using AutoCAD Civil 3D program software. To that volume, a bulk unit weight of 12.14 cubic ft per ton (2.64 ton per cubic meter) was applied to calculate the pounds of eU3O8. Similarly, the tons of mineralization were calculated using the same methodology by constructing a 3D model of mineral thickness within the same GT cutoff areas. Average grade was then calculated by dividing GT model eU3O8 pounds by the T model-calculated mineralized tons.

In the case of historical mining performed within the resource zones, the full extent of the historical disturbance is unknown. The known mined tons according to Table 5-1, during the production years between 1954 and 1960, were removed from the appropriate resource zone arithmetically.

[The remainder of this page is intentionally left blank]

11-35 Feb 2023

Table 11‑2:         Inferred Resource Sensitivity to GT Cutoff

Mineral Resource Estimates (0.05% Grade Cutoff)	Tons (millions)	Average Sum Thickness (ft)	Average Grade (%eU3O8)	Pounds eU3O8 (millions)
North Resource Zone
0.10 GT cutoff	1.4	7.8	0.08	2.3
0.25 GT cutoff	1.2	9.9	0.09	2.1
0.30 GT cutoff	1.1	10.9	0.09	2.0
South Resource Zone
0.10 GT cutoff	1.5	6.1	0.10	3.1
0.25 GT cutoff	1.1	7.8	0.12	2.8
0.30 GT cutoff	0.9	8.9	0.14	2.5
ALL ZONES GRAND TOTALS
0.10 GT cutoff	2.9	6.8	0.09	5.4
0.25 GT cutoff	2.3	8.7	0.10	4.9
0.30 GT cutoff	2.0	9.9	0.11	4.5

Note:
1. Mineral Resources are not mineral reserves and do not have demonstrated economic viability.

2. Economic factors have been applied to the estimates in consideration of reasonable prospects for economic extraction using a commodity price of $75 per pound uranium oxide.

3. Metallurgical recovery assumed at 90%.

4. Totals may not sum due to rounding.

11.5	Radiometric Equilibrium

11.5.1	General

Radioactive isotopes decay until they reach a stable non-radioactive state. The radioactive decay products are of two general categories, the first being the sub-atomic energy-generating product (i.e., the radiation) and the second being the atomic isotope. Decay product isotopes are referred to as daughters and occur down what is known as a decay chain. When all the decay products are maintained in close association with the primary uranium isotope U238 for the order of a million years or more, the decay chain will reach equilibrium with the parent isotope, which means that the daughter isotopes will be decaying in the same quantity as they are being created (McKay, 2007).

An otherwise equilibrated decay system may be put into a state of disequilibrium when one or more decay products are mobilized and removed from the system because of differences in solubility between uranium and its daughter isotopes. In addition, both the primary isotope of uranium U238 and its daughters emit different forms of radiation as they decay. The primary field instruments for the indirect measurement of uranium, either surface or down-hole probes, measure gamma radiation. Within the uranium decay, the gamma-emitting elements are primarily Radium226, Bismuth214 and Uranium, with Radium226 being the dominant source of gamma radiation.

11-36 Feb 2023

Disequilibrium is considered positive when there is a higher proportion of uranium present compared to daughters, and negative where daughters are accumulated, and uranium is depleted. The disequilibrium factor (“DEF”) is determined by comparing radiometric equivalent uranium grade eU3O8 to chemical uranium grade. Radiometric equilibrium is represented by a DEF of 1, positive radiometric equilibrium by a factor greater than 1 and negative radiometric equilibrium by a factor of less than 1.

11.5.2	DEF Determination

It is the authors’ opinion that most reduced uranium deposits reasonably approximate radiometric equilibrium. However, in cases where uranium mineralization is exposed to strongly oxidized conditions and/or high fluid flow disequilibrium can occur.

Although disequilibrium has been documented to have been observed within the Project area. These observations appear to the authors to be limited to surficial and near surface samples which have been exposed to oxidation and weathering.

As the average depth of the modelled inferred resource is on the order of 10s to 100s of ft and not subjected to surficial oxidation, it is the opinion of the authors that a DEF of 1 is appropriate for the estimation contained in this report. Verification drilling and sampling in the future would be necessary to establish the magnitude or bounds of any disequilibrium present in the nearer surface portions of the deposit.

11.6	Commodity Price

Uranium does not trade on the open market, and many private sales contracts are not publicly disclosed since buyers and sellers negotiate contracts privately. Monthly long-term industry average uranium prices based on the month-end prices are published by Ux Consulting, LLC, and Trade Tech, LLCTM (“TradeTechTM”). UEC has not begun negotiations of any contracts to develop the Project, including those associated with uranium sales, which is appropriate for a project at this level of development.

The following figure provides a Long-Term Uranium Price Forecasts from TradeTech™ 2022: Issue 3. The Forward Availability Model (“FAM 2”) forecasts how future uranium supply enters the market assuming restricted project development because of an unsupportive economic environment. Currently most US producers are in a mode of care and maintenance and numerous facilities globally are also slowing or shutting in production at least on a temporary basis. This condition aligns with the FAM 2 projections.

Term forecasts beginning 2025 or later and extending into the future are considered the most reasonable for purposes of this report, as they consider the effects of prices on future existing and new production. In addition, larger projects are typically supported by long-term contracts with investment-grade nuclear utilities. Therefore, term prices are most appropriate for purposes of this IA.

[The remainder of this page is intentionally left blank.]

11-37 Feb 2023

TradeTech Uranium Market Price Projections- FAM1 (Nominal US$)

Figure 63
FAM 2: Uranium Market Price Projections (Nominal US$/lb U_3O_8)

Nominal US$/lb U3O8
$175
$150
$125
$100
$75
$50
$25
$0
2019
2021
2023
2025
2027
2029
2031
2033
2035
2037
2039
©2022 TradeTech
Spot High Boundary
Term High Boundary
Term Ref
Spot Ref
Inferred B&H
Term Low Boundary
Spot Low Boundary

Figure 64
FAM 2: Uranium Market Price Projections (Nominal US$/lb U_3O_8)

	Spot High Boundary	Term High Boundary	Spot Ref	Term Ref	Spot Low Boundary	Term Low Boundary
2019	$26	$32	$26	$32	$26	$32
2020	$30	$36	$30	$36	$30	$36
2021	$35	$38	$35	$38	$35	$38
2022	$103	$92	$64	$75	$31	$36
2023	$105	$95	$70	$81	$32	$37
2024	$108	$97	$72	$83	$32	$38
2025	$110	$99	$74	$85	$33	$39
2026	$113	$102	$72	$83	$34	$40
2027	$116	$104	$75	$86	$35	$41
2028	$119	$107	$79	$89	$36	$42
2029	$122	$110	$80	$91	$37	$43
2030	$125	$112	$82	$95	$37	$44
2031	$128	$115	$86	$100	$38	$45
2032	$131	$118	$91	$106	$39	$46
2033	$134	$121	$94	$108	$40	$47
2034	$138	$124	$94	$109	$41	$48
2035	$141	$127	$102	$119	$42	$49
2036	$145	$130	$105	$122	$43	$51
2037	$148	$134	$106	$123	$45	$52
2038	$152	$137	$106	$123	$46	$53
2039	$156	$140	$104	$121	$47	$55
2040	$160	$144	$108	$125	$48	$56

Assumes US CPI inflation of 2.5 percent per annum

Uranium Market Study 2022: Issue 3 124 TradeTech

From TradeTech™ 2022 (Beahm 2023)

The Term price projections for uranium oxide from TradeTech™ 2022, for 2023, FAM 2, Term Ref, exceed USD $75/lb. Projections of uranium price through 2040 increase from these values. The authors recommend the use of a long-term uranium price of USD $75/lb uranium oxide for the consideration of reasonable prospects of economic extraction.

By their nature, all commodity price assumptions are forward-looking. No forward-looking statement can be guaranteed and actual future results may vary materially.

By their nature, all commodity price assumptions are forward-looking. No forward-looking statement can be guaranteed, and actual future results may vary materially.

11.7	Reasonable Prospects of Economic Extraction and Cutoff Determination

Based on the depths of mineralization, average grade, thickness, and GT, it is the authors’ opinion that the mineral resources at the Project can be reasonably and economically recoverable through underground mining methods using a long-term price of $75/lb.

The operating costs for similar underground mining were estimated at $62/ton (Beahm, et al 2014). The chosen cutoff for underground mining methods is a minimum grade of 0.05% eU3O8 and a GT of 0.30%Ft. This represents a minimum economic extraction criterion of 0.05% grade over six feet of effective mining thickness. An average grade of 0.05% eU3O8 is equivalent to one pound per ton of mineralized material and at 90% recovery amounts to 0.90 pounds recovered per ton. At a price of $75/lb equates to a value of $67.50 per ton exceeding the estimated cost of production.

11-38 Feb 2023

In addition to the cutoff criterion applied, isolated pods of mineralization were evaluated for economic extractability based on the costs of driving a 10ft x 10 ft drift into the mineral from the closest adjacent area of grade. Isolated pods not meeting break-even returns were excluded from the inferred resource estimate.

11.8	Confidence Classification of Mineral Resource Estimate

The continuity mineralized bedding is demonstrated by drillhole results, as displayed in the cross sections in Figures 6-3 and 6-4. Thickness and grade continuity within the resource areas is typical of tabular strata-bound uranium deposits. The drill density with respect to the continuity of the mineralization would support higher mineral resource classifications, however, due to the historic nature of the data the authors classified the mineral resource as inferred.

For this IA, only inferred mineral resource was evaluated. For the inferred mineral resource, the classification strategy was based on the following criteria:

1)	where contiguous mineralized drillholes were less than 150 ft apart N-S and 80 ft E-W;

2)	a minimum of three contiguous mineralized drillholes were needed to justify an area evaluated for reasonable economic extraction; and

3)	whether a portion of the resource volume fell within UEC's property boundary.

11.9	Mineral Resource Statement

Mineral resources were estimated separately for each resource zone. First, the total contained mineralized material was estimated. Then, reasonable prospects for economic extraction were applied. The results of the estimation of inferred mineral resources for the Project are reported in Table 11-2.

Figures illustrating spatial distribution of the eU3O8 resource in the two resource areas of the project with respect to GT and Thickness contours follow at the end of this section.

Table 11‑3:         Project Inferred Mineral Resources

Mineral Resource Estimates (0.3% Sum GT Cutoff)	Tons (millions)	Average Sum Thickness (ft)	Average Grade (%eU3O8)	Pounds eU3O8 (millions)
North Resource Zone
Inferred Mineral Resource	1.079	10.9	0.091	1.954
South Resource Zone
Inferred Mineral Resource	.902	8.9	0.139	2.505
ALL ZONES GRAND TOTALS
Inferred Mineral Resource	1.981	9.9	0.113	4.459

Note:
1. Mineral Resources are not mineral reserves and do not have demonstrated economic viability.

2. Economic factors have been applied to the estimates in consideration of reasonable prospects for economic extraction using a commodity price of $75 per pound uranium oxide.

3. Metallurgical recovery assumed at 90%.

4. Totals may not sum due to rounding.

11-39 Feb 2023

11.10	Risk Factors That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimate include:

●	assumptions as to forecasted uranium price;

●	changes to the assumptions used to generate the GT cutoff;

●	changes to future commodity demand;

●	variance in the grade and continuity of mineralization from what was interpreted by drilling and estimation techniques;

●	density assignments; and

●	assumptions as to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits and maintain the social license to operate.

Mineral resources do not have demonstrated economic viability, but they have technical and economic constraints applied to them to establish reasonable prospects for economic extraction. The geological evidence supporting indicated mineral resources is derived from adequately detailed and reliable exploration, sampling and testing, and is sufficient to reasonably assume geological and grade continuity.

The QPs expect that the majority of the inferred mineral resources could be upgraded to indicated mineral resources with additional drilling.

11.11	QP Opinion on the Mineral Resource Estimate

In the opinion of the authors, the data available for the Project is sufficiently reliable for estimation of inferred mineral resources for the purpose of this IA.

[The remainder of this page is intentionally left blank]

11-40 Feb 2023

Figure 11-1:         GT Model North Zone

North Workman Creek Ore Zone

0.10 Sum GT
0.30 Sum GT
× Drill Hole
AREAS NOT MEETING REASONABLE ECONOMIC EXTRACTION CRITERIA
0
1000
2000
Feet
N
19 20
30 29
T. 6 N ; R. 14 E

GT Range Table

Minimum GT	Maximum GT	Color
0.10	0.30	
0.30	0.40	
0.40	0.50	
0.50	0.60	
0.60	0.70	
0.70	0.80	
0.80	0.90	
0.90	1.00	
1.00	2.00	
2.00	3.00	
3.00	5.00	
5.00	10.00

11-41 Feb 2023

Figure 11-2:         GT Model South Zone

South Workman Creek Ore Zone
19 20
30 29
T. 6 N ; R. 14 E
× Drill Hole
0.10 Sum GT
0.30 Sum GT
GT Range Table
Minimum GT | Maximum GT | Color
0.10 | 0.30
0.30 | 0.40
0.40 | 0.50
0.50 | 0.60
0.60 | 0.70
0.70 | 0.80
0.80 | 0.90
0.90 | 1.00
1.00 | 2.00
2.00 | 3.00
3.00 | 5.00
5.00 | 10.00
0
1000
2000
Feet
N

11-42 Feb 2023

12.0	MINERAL RESERVE ESTIMATES

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

12-43 Feb 2023

13.0	MINING METHODS

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

13-44 Feb 2023

14.0	RECOVERY METHODS

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

14-45 Feb 2023

15.0	INFRASTRUCTURE

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

15-46 Feb 2023

16.0	MARKET STUDIES AND CONTRACTS

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

16-47 Feb 2023

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

17-48 Feb 2023

18.0	CAPITAL AND OPERATING COSTS

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

18-49 Feb 2023

19.0	ECONOMIC ANALYSIS

This section is not relevant to this IA.

[The remainder of this page is intentionally left blank]

19-50 Feb 2023

20.0	ADJACENT PROPERTIES

There are no adjacent properties not held by UEC that are considered relevant to this IA.

[The remainder of this page is intentionally left blank]

20-51 Feb 2023

21.0	OTHER RELEVANT DATA AND INFORMATION

Neither the authors nor UEC are aware of any other data or information which would materially change the conclusions of this IA.

[The remainder of this page is intentionally left blank]

20-52 Feb 2023

22.0	INTERPRETATION AND CONCLUSIONS

This IA for the Project has been prepared in accordance with the regulations set forth in S-K 1300 (Part 229 of the 1933 Securities Act). Its objective is to disclose the mineral resources at the Project.

22.1	Conclusions

Based on the density of drilling, continuity of geology and mineralization, testing, and data verification, the mineral resource estimates meet the criteria for inferred mineral resources as summarized herein. If the drill data were verified, the confidence level of the mineral resource estimate could be elevated.

Assumptions regarding uranium prices, mining costs and metallurgical recoveries are forward-looking, and the actual prices, costs and performance results may be significantly different. The authors are not aware of any relevant factors that would materially affect the mineral resource estimates.

22.2	Risks and Opportunities

UEC has not completed a pre-feasibility nor a feasibility study to apply detailed capital and operational expenditures to the Project. Since these studies have not been completed for the Project, there has not been a formal demonstration of economic and technical capability.

Technical risks related to the Project exist as large-scale conventional mining methods have not been demonstrated in the area.

Risks related to permitting and licensing of the Project exist. These risks would be dependent on the mining and mineral processing methods and related impacts.

Mineral tenor is based on the US Mining Law of 1872, which established the mining claim process in the US. Changes in this law could affect mineral tenor.

Other risk factors are typical for similar mining projects, including, without limitation:

●	risks associated with mineral resource estimates, including the risk of errors in assumptions or methodologies;

●	geological, technical and processing problems, including unanticipated metallurgical difficulties, less than expected recoveries, ground water control and other factors;

●	risks associated with labor costs, labor disturbances and unavailability of skilled labor;

●	risks associated with the availability and/or fluctuations in the costs of raw materials and consumables used in the production processes;

●

risks associated with environmental compliance and permitting, including those created by changes in environmental legislation and regulation, and delays in obtaining permits and licenses that could impact expected mineral extraction and recovery levels and costs; and

22-53 Feb 2023

●	estimation of costs and uranium price for the purposes of constraining the mineral resource estimate based on reasonable prospects for economic extraction.

Readers are cautioned that any estimate of forward cost or commodity price is by its nature forward-looking. It would be unreasonable to rely on any such forward-looking statements and information as creating any legal rights. The statements and information are not guarantees and may involve known and unknown risks and uncertainties, actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements or information as a result of various factors. Such risks and uncertainties include risks generally encountered in the exploration, development, operation and closure of mineral properties and processing facilities. Forward-looking statements are subject to a variety of known and unknown risks and uncertainties.

[The remainder of this page is intentionally left blank]

22-54 Feb 2023

23.0	RECOMMENDATIONS

The following actions are recommended for the Project with respect to exploration:

The recommended drilling and assaying will attempt to confirm historic results and upgrade the classification of resources in some areas. Chemical assays will also be used to confirm historic results and determine the propriety of the disequilibrium correction applied to current eU3O8 grades.

The following work items related to additional exploration are recommended for the Project:

Table 23-1: Verification Drilling Budget

Item	Cost (USD)
Permitting and reclamation	$10,000
20 air rotary holes (250 ft average 5,000 ft total)	$55,000
Site supervision including geological services	$30,000
Geophysical Logging 20 holes	$10,000
Road maintenance	$5,000
Total	$110,000

Based on the successful completion of this program and a decision to move the Project forward to production, the following general recommendations and cost estimates are provided for future reference. Only the verification drilling program is recommended at this time.

Table 23-2: Phase 2 Exploration Drilling Budget

Item	Cost (USD)
Permitting and reclamation	$100,000
10 diamond drillholes (300 ft average, 3,000 ft total)	$400,000
40 air rotary holes (250 ft average 10,000 ft total)	$110,000
Site supervision including geological services	$200,000
Geophysical Logging 50 holes	$20,000
Assay of core and drill chips (2,000 samples by ICP-MS)	$150,000
Metallurgical heap leach testing	$200,000
Resource model update, reporting and preparation of PEA	$200,000
Road maintenance	$50,000
Total	$1,430,000

23-55 Feb 2023

24.0	REFERENCES

24.1	Bibliography

Beahm, Douglas L, BRS Engineering Inc., “Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA”, January 19, 2023, prepared on behalf of enCore Energy.

Beahm, Douglas L., McNulty, T.P., Davis, B., Sim, R., “Technical Report and PEA on the Anderson Uranium Project, Yavapai County, Arizona, USA”, July 6, 2014, prepared on behalf of Uranium Energy Corp.

Dravo Engineers and Constructors, (1980), Wyoming Minerals Corporation, Dripping Spring

Project Feasibility Study for Uranium Mine and Mill. Contract M7585.

Finch, W.I. 1996. Uranium provinces of North America – Their definition, distribution, and models. Denver, Colo.: U.S. Geological Survey Bulletin 2141, 18pp.

Forest Service Manual (FSM), Chapter 4062: EXPERIMENTAL FORESTS, RANGES, GRASSLANDS AND WATERSHEDS, effective November 4th, 2005.

Granger, H.C., and Raup, R.B., (1964), Stratigraphy of the Dripping Spring Quartzite, southeastern Arizona: U.S. Geological Survey Bulletin.

Granger, H.C., and Raup, R.B., (1969a), Detailed descriptions of uranium deposits in the Dripping Spring Quartzite, Gila County, Arizona: U.S. Geological Survey Open File Report.

Granger, H.C., and Raup, R.B., (1969b), Geology of uranium deposits in the Dripping Spring Quartzite, Gila County, Arizona: U.S. Geological Survey Professional Paper 595.

Light, Thomas, (1985), "Mineral Investigation of the Sierra Ancha Wilderness and Salome study area, Gila county, Arizona”, MLA 34-85, Bureau of Mines.

McKay, A. D. et al, “Resource Estimates for In Situ Leach Uranium Projects and Reporting Under the JORC Code”, Bulletin November/December, 2007.

Mongomery, J.H., Giroux, G.H., Barr, N.R., “Report on Workman Creek Uranium Project, Gila County, Arizona”, August 01, 2006. Prepared on behalf of Rodinia Minerals Inc.

Neil G. McCallum, Dahrouge Geological Consulting Ltd., G. H. Giroux, “Technical Report on the Workman Creek Project”, March 02, 2012. Prepared on behalf of Uranium Energy Corp.

Nutt, C.J., (1981), A Model of Uranium Mineralization in the Dripping Spring Quartzite, Gila County, Arizona: U.S. Geological Survey Open File Report.

Rud, J.O., (2009), Rodinia Minerals Inc., Reynolds Creek Radon Survey, Gila County, Arizona, unpublished internal report.

Schwartz, R. J., (1957), Uranium occurrences of Gila County, Arizona: U.S. Atomic Energy

Commission, RME-2071.

Shaw, J.D., (2004), Forest Resources of the Tonto National Forest. United States Department of Agriculture, Forest Service, Rocky Mountain Research Station.

25-56 Feb 2023

Silver, L. T., (1960), Age determinations on Precambrian diabase differentiates in the Sierra Ancha, Gila County, Arizona [abs.J: Geological Society of America Bulletin, v. 71, p. 1973-1974.

USDA – Forest Service Southwestern Region (1985), Tonto National Forest Plan, p. 151.

Weston Solutions, (2008), Final Engineering Evaluation/Cost Analysis, Workman Creek, Uranium Mine Sites, Pleasant Valley Ranger District, Tonto National Forest, Arizona. Prepared for USDA Forest Service, prepared by Weston Solutions Inc., dated October 13, 2008.

Zaman, S., (1979), Report on Metallurgical Tests with Dripping Springs Ore. Unpublished WMC report.

[The remainder of this page is intentionally left blank]

25-57 Feb 2023

25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

Reliance on information provided by UEC is identified in Table 25-1 below.

Table 25-1:         Information Provided by the Registrant

Category of Information	Section of Report
Project Description and Environmental Liabilities	Section 3
Commodity Price	Section 11.6

[The remainder of this page is intentionally left blank]

25-58 Feb 2023

26.0	DATE AND SIGNATURE PAGECERTIFICATE OF AUTHOR

I, Clyde L. Yancey, Texas Professional Geologist, of 111 La Cantera, Sandia Park, New Mexico, do hereby certify that:

1.	I am co-author of the report titled “Workman Creek Initial Assessment”, dated February 14, 2023.
2.	I am currently under contract by Uranium Energy Corporation, 500 N. Shoreline, Suite 800N, Corpus Christi, Texas, USA, as a Geologic Consultant.
3.

I graduated with a Bachelor of Arts degree in Geology in May 1975 from Trinity University in San Antonio, Texas, and a Master of Science degree in Geology in May 1978 from South Dakota School of Mines and Technology, Rapid City, South Dakota.

4.

I am a licensed Professional Geologist in the State of Texas. My registration number is 129 and I am a member in good standing. I am a Registered Member of the Society of Mining, Metallurgy and Exploration. My Registration Number is 03580620 and I am in good standing.

5.	I have worked as a geologist for over 40 years in uranium exploration, production and restoration.
6.

My direct experience with uranium involves uranium exploration, resource analysis, uranium ISR project development, project feasibility and licensing, and project closures. My relevant experience for the purpose of this analysis includes Field Geologist for the U.S. Geological Survey, Branch of Uranium and Thorium Resources, Senior Geologist for Wyoming Minerals Corporation at their Bruni, Texas ISR Mine; Mine Geologist for Caithness Mining Corporation at their McBride ISR Mine in Duval County, Texas; Exploration Geologist for Mobil Oil/Nufuels Uranium Division, South Texas District; Senior Uranium Exploration Geologist for Moore Energy Corporation, South Texas District; Consulting Geologist for the U.S. Department of Energy, Uranium Mill Tailings Remedial Action (UMTRA) Title I. Consulting Geologist for UMTRA Title II clients such as Umetco Minerals, Rio Algom Mining, Conoco Minerals, and the Hopi Tribe. Vice President of Exploration for Uranium Energy Corporation with responsibility of their projects in Canada, U.S.A. and South America.

7.	I was last present at the site on February 9-10, 2023.
8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 14th day of February 2022

Signed and Sealed

Clyde L. Yancey, P.G., SME Register Member

26-59 Feb 2023

CERTIFICATE OF AUTHOR

I, Douglas L. Beahm, P.E., P.G., do hereby certify that:

1.	I am co-author of the report titled “Workman Creek Initial Assessment”, dated February 14, 2023.
2.	I am the Principal Engineer and President of BRS, Inc., 1130 Major Avenue, Riverton, Wyoming 82501.
3.

I graduated with a Bachelor of Science degree in Geological Engineering from the Colorado School of Mines in 1974. I am a licensed Professional Engineer in Wyoming, Colorado, Utah, and Oregon; a licensed Professional Geologist in Wyoming; a Registered Member of the SME.

4.

I have worked as an engineer and a geologist for over 49 years. My work experience includes uranium exploration, mine production, and mine/mill decommissioning and reclamation. Specifically, I have worked with numerous uranium projects in the US and abroad.

5.	I was last present at the site on February 9-10, 2023.
6.	I am independent of the issuer. I hold no stock, options or have any other form of financial connection to UEC. UEC is but one of many clients for whom I consult.
7.	I do not have prior working experience on the property as stated in the report.
8.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 14th day of February 2022

Signed and Sealed

Douglas L. Beahm, PE, PG, SME Registered Member

[The remainder of this page is intentionally left blank]

26-2 Feb 2023

CERTIFICATE OF AUTHOR

CARL DAVID WARREN

I, Carl David Warren, P.E., P.G., do hereby certify that:

1.	I am co-author of the report titled “Workman Creek Initial Assessment”, dated February 14, 2023.
2.	I am a Project Engineer for BRS Engineering Inc., located in Riverton Wyoming, at 1130 Major Ave.
3.

I graduated with a Bachelor of Science in Geological Engineering from the Colorado School of Mines in 2009 and have a Master of Science Degree in Nuclear Engineering from the Colorado School of Mines in 2013. I am Licensed Professional Engineer in the State of Wyoming.

4.

I have worked as both an engineer and a geologist for a cumulative 12 years and have over 15 years of working experience in the mining industry. My relevant work experience includes underground mining, ore control, geological mapping, core logging and data management, uranium exploration, and uranium resource modelling.

5.	I was last present at the site on February 9-10, 2023.
6.	I am responsible for the material in Section 11 of the Technical Report.
7.	I am independent of the issuer. I hold no stock, options or have any other form of financial connection to UEC.
8.	I do not have prior working experience on the property.
9.

I have read the definition of “qualified person” set out in Subpart 1300 of Regulation S-K (S-K 1300) and certify that by reason of my education, professional registration, and relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of S-K 1300.

Dated this 14th day of February 2022

Signed and Sealed

Carl David Warren P.E. P.G., SME Registered Member

[The remainder of this page is intentionally left blank]

26-3 Feb 2023